                                                                   Exhibit 14.1


                                 TBC CORPORATION
                            CODE OF BUSINESS CONDUCT

              Adopted by the Board of Directors on March 10, 2004.

I.  POLICY STATEMENT

It is the policy of TBC Corporation and its subsidiaries ("TBC") to comply with all laws governing its operations, to adhere to high ethical standards of business conduct and to maintain a reputation for honest and fair dealings.

This Code of Business Conduct (this "Code") sets forth basic principles and guidelines for directors, officers and employees which are intended to assist them in conducting TBC's affairs and business. All activities conducted on behalf of TBC shall be conducted in accordance with this Code.

TBC has designated several persons to assist in resolving questions regarding the interpretation and application of this Code. TBC has also specified a procedure for employees to report any concerns they may have in regard to this Code on an anonymous basis. Section XII of this Code contains a list of the persons to contact and the procedure for anonymous inquiries and reporting.

II. COMPLIANCE WITH LAWS

Persons responsible for TBC's affairs must comply with all laws in their conduct of TBC's business and in their relationship with TBC.

A. ANTITRUST LAWS. It is TBC's policy to exercise its independent judgment in its operations, including choosing its own products and suppliers, setting its sales prices, determining its credit terms, selecting its customers and determining its business practices and procedures. The antitrust laws prohibit agreements or understandings with competitors on such matters, and employees should never engage in discussions of such matters with representatives of other companies. Employees should report to TBC's Chief Financial Officer ("CFO") or TBC's legal counsel any instance in which such discussions are initiated by other companies.

B. SECURITIES LAWS AND INSIDER TRADING. It is illegal and against TBC policy for any individual (i) to profit from undisclosed material information relating to TBC or any company with which TBC does business or (ii) to selectively disclose any confidential, material information relating to TBC. Anyone who is in possession of material inside information that TBC has not yet disclosed to the public may not purchase or sell any of TBC's securities or disclose that information unless such disclosure is made pursuant to a confidentiality agreement or is made to persons who have an obligation of confidentiality towards TBC (such as attorneys and accountants). It is also against TBC policy for any employee who may have unpublished, material information about any of TBC's suppliers, customers or any other company with which TBC does business to purchase or sell the securities of those companies or to provide such information to others for the purpose of trading in securities. When in doubt, individuals should consult with the CFO or TBC's legal counsel before making any purchase or sale.

TBC, and all supervisory employees within TBC, also have an obligation to be alert to situations where individuals within TBC - particularly those over whom they have some supervisory authority - may not be observing the rules against insider trading. The securities laws provide for penalties not only for those who engage in insider training, but also for those "controlling persons" who fail to take appropriate actions when they either knew or should have known that people within their control were violating those rules.

C. NON-DISCRIMINATION. It is TBC policy to treat all employees and applicants for employment solely on the basis of merit. TBC will not discriminate unlawfully against or in favor of any person because of sex, race, marital status, color, age, national origin, veterans status, liability for military service, disability or handicap. TBC will not tolerate ethnic, racial or sexual harassment in the workplace. Any violation of this policy should be reported promptly to the Vice President of Human Resources or his designee, who shall be responsible for investigating and dealing with the same.

III. ENTERTAINMENT, GIFTS AND PAYMENTS

TBC will treat fairly and impartially all persons and firms with whom it has business relationships. The acceptance of gifts, entertainment, favors, personal discounts and similar gratuities might influence or raise doubts as to the impartiality of the recipient, damage the reputation of TBC for fair dealing, and violate various laws. Misunderstandings usually can be avoided by conduct which makes clear that TBC and its representatives transact business on an ethical basis and will not seek or grant special consideration.

A. RELATIONS WITH SUPPLIERS. TBC expects to be treated fairly and honestly by its suppliers, and will treat its suppliers fairly and honestly. TBC will purchase all of its supplies and requirements on the basis of price, quality, service and reliability. It will not require its suppliers to buy from TBC under any kind of coercion, expressed or implied, or under any reciprocal dealing arrangement. TBC expects integrity and competence from all suppliers.

Under no circumstances will TBC or its employees compromise their integrity by accepting gifts or favors having significant value from suppliers. Employees may not accept any gift or favor in excess of $125 without the approval in writing of the recipient's immediate supervisor, or in the case of TBC's Chief Executive Officer ("CEO"), the approval of the Chairman of the Compensation Committee of TBC's Board of Directors.

B. RELATIONS WITH CUSTOMERS. Gifts or favors of any kind may not be given to present or prospective customers of the Company, or to their agents or employees or their family members or associates, except for those customarily given or offered to customers in connection with holidays or special events or advertising novelties of modest value.

Certain business courtesies, such as payment for a lunch or dinner in connection with a business meeting, normally would not be a gift within the context of this Code. In addition, appropriate

TBC employees may invite a customer or prospective customer to participate in other social activities with them at TBC's expense if the social activity is reasonable in nature, frequency and cost. Individuals should consult their supervisors for approval of such activities.

Government agencies generally have regulations prohibiting agency personnel from accepting entertainment, gifts, gratuities, payments or other business courtesies that may be acceptable in the commercial sector. Such regulations must be complied with by all TBC employees.

IV. GOVERNMENTAL INVESTIGATIONS AND LITIGATION

A. GOVERNMENTAL INVESTIGATIONS. In the case of a governmental inquiry or investigation not in TBC's regular course of business, all TBC employees shall treat the person making the inquiry with courtesy but shall not respond to the inquiry in any way unless and until authorized and directed to do so. Employees receiving the inquiry shall immediately notify the CFO or his designee. This policy does not apply to routine and customary contacts between governmental employees and TBC employees who have been authorized to deal with their inquiries in the regular course of business, such as in connection with tax returns and other routine reports.

Complaints to governmental agencies, or the commencement of any litigation, in the name or on behalf of TBC, require the prior authorization and direction of the CEO or the CFO, acting with the advice of TBC's legal counsel.

B. LITIGATION. In the event any litigation is commenced or threatened against TBC, the CEO, the CFO, or TBC's legal counsel must be notified immediately, even if the action or the threats appear to be without merit or insignificant. Legal process intended for TBC requires special handling. No employee not specifically authorized by the CEO, the CFO, or their designees, shall accept service of process intended for TBC. Any employee upon whom service is attempted shall state that he or she is not authorized to accept service, and shall immediately advise the CFO or his designee.

Any employee who receives service of process intended for TBC shall immediately notify the CEO, the CFO, or TBC's legal counsel, and shall furnish the person so notified with the original document that was served. No employee shall take any other action in respect of the service or any matter referred to in it except as he or she may be authorized and directed.

Before TBC threatens to sue or institute any litigation of any kind, and before TBC complains to a government agency about the actions of anyone else, the CEO or the CFO must be consulted with the assistance of legal counsel.

No employee should ever, under any circumstances, destroy any documents in anticipation of a request for those documents from any government agency or court; alter any TBC documents or records in order to conceal or disguise their meaning; lie or make any misleading statements to any governmental investigator; or attempt to cause any other TBC employee or any other person to fail to provide information to any government investigator or to provide any false or misleading information.

V.  CONFLICTS OF INTEREST AND CONFIDENTIAL INFORMATION

A. CONFLICTS OF INTEREST. A "conflict of interest" occurs when the private interest of an employee, officer or director interferes or appears to interfere in any way with the interests of TBC. Each employee, officer and director is expected to avoid all situations that might lead to a real or apparent conflict between such person's self-interest and his or her duties and responsibilities as an employee, officer or director of TBC. Any position or interest, financial or otherwise, which could conflict with his or her performance as an employee, officer or director of TBC, or which affects or could reasonably be expected to affect his or her independence or judgment concerning transactions between TBC, its customers, suppliers or competitors would be considered a conflict of interest. Furthermore, anything which represents a conflict for an employee, officer or director of TBC would probably also present a conflict of interest if it involves a member of that person's immediate family.

B. CORPORATE OPPORTUNITIES. Employees, officers, and directors may not compete with TBC, or use opportunities that are discovered through the use of TBC property or information or as a result of their position with TBC, for their personal gain or the benefit of persons outside TBC. Employees, officers and directors owe a duty to TBC to advance the interests of TBC when opportunities to do so arise.

C. CONFIDENTIAL INFORMATION. Employees, officers and directors should appropriately safeguard TBC's trade secrets and confidential information and refuse any improper access to trade secrets and confidential information of any other company, including TBC's competitors.

            (1) TBC's Trade Secrets and Confidential Information. In terms of TBC's trade secrets and confidential information:

                (a) Any TBC proprietary information to which a TBC employee, officer or director may have access should be discussed with others only on a need-to-know basis.

                (b) If TBC wishes to disclose its own trade secrets or
            confidential information to anyone outside TBC, such disclosure should be done only in conjunction with the appropriate trade secret or confidentiality agreements provided or reviewed by TBC's legal counsel.

                (c) Employees, officers and directors should always be alert to inadvertent disclosures which may arise in either social conversations or in normal business relations with TBC's suppliers and customers.

Every TBC employee, officer and director has an obligation to protect TBC's confidential information both during and after termination of his or her relationship with TBC.

            (2) Trade Secrets and Confidential Information of Other Companies. In terms of confidential and proprietary information of other companies:

                (a) No employee, officer or director should receive any such information except pursuant to a written confidentiality agreement, which can be supplied by TBC's legal counsel.

                (b) While all employees, officers and directors should always be alert to TBC's competitive surroundings and obtain as much information as possible about the marketplaces in which TBC operates, employees, officers and directors should do that only in accordance with sound and ethical commercial practices. No employee of TBC should ever be a party to any situation in which proprietary or confidential information has been improperly obtained from any other company, including from a former employee of that company. If any employee is approached with any offer of confidential information which the employee has reason to believe may have been obtained improperly, the employee should immediately discuss this matter with his or her supervisor or TBC's legal counsel.

VI. FAIR DEALING

Employees, officers and directors should deal fairly with TBC's customers, suppliers, competitors and employees. No one should take advantage of another through manipulation, concealment, abuse of privileged information, misrepresentation of material facts, or any other unfair-dealing practices.

Employees must disclose prior to or at their time of hire the existence of any employment agreement, non-compete or non-solicitation agreement, confidentiality agreement or similar agreement with a former employer that in any way restricts or prohibits the performance of any duties or responsibilities of their positions with TBC. In no event shall an employee use any trade secrets, proprietary information or other similar property, acquired in the course of his or her employment with another employer, in the performance of his or her duties for TBC.

VII. USE OF COMPANY ASSETS

TBC assets belong to TBC and are to be used solely for its benefit and in its own interest. Except where expressly authorized as in TBC's interest, no employee may use any TBC property or services for any personal benefit or for the personal benefit of anyone else. Safeguarding TBC's property from loss, damage or theft is the responsibility of all TBC employees.

VIII. ACCURATE BOOKS AND RECORDS; INTERNAL CONTROLS

All TBC payments and other transactions must be properly authorized by management and accurately and completely recorded in TBC's books and records in accordance with generally accepted accounting principles and established TBC accounting policies. Employees may not make any false, incomplete or misleading entries. No undisclosed or unrecorded TBC funds shall be established for any purpose, nor should TBC funds be placed in any personal or noncorporate account.

TBC has established systems, controls and records for authorizing, executing and recording all transactions involving its assets and liabilities. In addition, TBC has established physical and administrative controls of access to assets and will periodically reconcile recorded and existing assets. No employee will engage in any activity which circumvents TBC's systems of internal controls.

Any employee who becomes aware of any activity which may circumvent TBC's systems of internal controls or which may be illegal or improper shall notify the CFO, who shall immediately investigate the same and, if the matter violates TBC policy or is in doubt, notify the CEO and the Chairman of the Audit Committee of TBC's Board of Directors for appropriate action.

IX. EMPLOYEE COMPLAINTS; SPEAKING FOR TBC

A. EMPLOYEE COMPLAINTS. In case a complaint is made either by an employee or to an employee regarding any action or inaction by another employee or by TBC, the employee receiving the same shall promptly report it to his or her immediate supervisor or, if the supervisor is the subject of the complaint, to the CFO or his designee. Procedures shall be established to record, investigate and respond to such complaints. Disciplinary action will be taken against any superior or manager who retaliates, directly or indirectly, or encourages others to do so, against an employee who reports a complaint or a violation of TBC policies. TBC expects all employees to foster an environment in which employee reports are expected and accepted and in which an employee may feel free to voice a concern or report a violation without fear of intimidation.

B. SPEAKING FOR TBC. Only employees who have been expressly authorized to speak for TBC shall make statements, give interviews, issue releases or sign or file reports in the name or on behalf of TBC. Employees contacted by third parties, including journalists, reporters, television personalities and others, shall decline to make statements or answer questions relating to TBC or its business unless specifically authorized and directed to do so. This applies in all cases, including accidents and disasters such as fires or floods. Employees confronted by questions about such matters should reply that they are not authorized to speak for TBC and refer the questions to the CEO or the CFO, or their designees.

In addition, TBC has adopted a strict "no comment" policy on rumors and speculation concerning activities in which it may be involved. This policy applies to all directors, officers and employees of TBC. In the event that anyone communicates with an employee, officer or director regarding a rumor or speculation concerning TBC (or any material non-public information about another company), such person should refer all such inquiries to the appropriate corporate personnel.

X. FULL, FAIR, TIMELY AND UNDERSTANDABLE FINANCIAL DISCLOSURE

[SECTION X APPLIES ONLY TO THE CHIEF EXECUTIVE OFFICER, CHIEF FINANCIAL OFFICER, TREASURER AND CONTROLLER OF TBC (THE "SENIOR OFFICERS").]

The Senior Officers shall be responsible for full, fair, accurate, timely and understandable disclosure of information in reports and documents that TBC files with, or submits to, the Securities and Exchange Commission (the "SEC") and in other public communications.

Each of the Senior Officers shall:

            A. Produce full, fair, accurate, timely and understandable disclosure in reports and documents that TBC files with, or submits to, the SEC and other regulators and in other public communications made by TBC; and

            B. Promptly report to the Chairman of the Audit Committee of the Board of Directors of TBC any information that he or she may have concerning (i) significant deficiencies in the design or operation of internal controls that could adversely affect TBC's ability to process, summarize and report financial data; or (ii) any fraud, whether or not material, that involves management or other employees who have a significant role in TBC's financial reporting, disclosure or internal controls.

Senior Officers are prohibited from directly or indirectly taking any actions to fraudulently influence, coerce, manipulate or mislead TBC's independent auditors for the purpose of rendering the financial statements of TBC misleading.

The Board of Directors of TBC has delegated to its Audit Committee the sole authority to approve any deviation or waiver from this Section X granted to a Senior Officer. Any waiver of this Section X will be promptly disclosed by TBC if required by applicable law.

XI. IMPLEMENTATION OF THE CODE

All officers and managers of TBC shall be responsible for enforcement of this Code within their respective areas of supervisory responsibility. They shall periodically distribute and review this Code with appropriate employees under their supervision.

Appropriate employees of TBC will be required annually to certify their compliance with the requirements of this Code. Violations of this Code may result in disciplinary action, including reassignment, demotion or dismissal and may, depending on the nature of the violation involved, result in civil or criminal action against the employee.

The Audit Committee of the Board of Directors of TBC shall annually review with management the implementation of this Code and shall assure that the Board of Directors receives an objective and adequate flow of information as to the matters that lie within the scope of this Code.

XII. FURTHER INFORMATION AND ASSISTANCE

TBC has designated a number of individuals to assist employees in resolving questions concerning the interpretation and application of this Code. Employees should not hesitate to avail themselves of such assistance. The following is a list of persons in the order employees might consider contacting them:

A. SUPERVISOR. An employee should first contact his or her immediate supervisor. If for some reason that is not appropriate, the employee may contact the CFO or TBC's legal counsel.

B. ANONYMOUS INQUIRY OR REPORTING. If an employee would feel more comfortable submitting his or her inquiry or reporting a concern on an anonymous basis, the employee may do so by (i) writing or typing his or her communication and mailing or faxing the same directly to TBC's legal counsel; or (ii) by telephoning the following toll free number: 1-888-XXX-XXXX.

C. DIRECTORS OF THE COMPANY. Directors of TBC should address any question they may have concerning this Code to TBC's legal counsel.

D. CONTACT NAMES, ADDRESSES AND NUMBERS.

            (1)   Communications to TBC's CFO may be directed to:

                  TBC Corporation
                  Suite 201
                  7111 Fairway Drive
                  Palm Beach Gardens, Florida 33418
                  Attn: CFO
                  Telephone: (561) 227-0955
                  Facsimile: (561) 775-4993

            (2)   Communications to TBC's legal counsel may be directed to:

                  Thompson Hine LLP
                  2000 Courthouse Plaza, NE
                  Dayton, Ohio 45402
                  Attn: Sharen Swartz Neuhardt, Esq.
                  Telephone: (937) 443-6705
                  Facsimile: (937) 443-6635
                  Email: Sharen.Neuhardt@ThompsonHine.com

                                 TBC CORPORATION

                           CERTIFICATION OF COMPLIANCE
                          WITH CODE OF BUSINESS CONDUCT

            I hereby certify to TBC Corporation that:

            1. I have read the Code of Business Conduct of TBC Corporation (the "Code") at least once during the past 12 months and understand my responsibility to comply with the principles and policies stated in the Code. I recognize that my failure to comply with such principles and policies may be cause for severe disciplinary action or termination of my employment.

            2. Except as stated in paragraph 3, immediately below:

               (a) I and, to the best of my knowledge, members of my immediately family, do not have any interest which might be deemed to be a conflict of interest under Section VI of the Code;

               (b) To my knowledge, I have not violated any federal, state, local or foreign law in connection with TBC's business; and

               (c) I am not aware of any TBC activities which violate the Code.

            3. Exceptions to the above should be noted here:

            I hereby certify that the above statements are, to the best of my knowledge and belief, true and accurate.


                                               Date
--------------------------                          ------------------------
(Signature of Employee)


--------------------------
(Printed Name)


--------------------------
(Location/Division)

THIS CERTIFICATE OF COMPLIANCE SHOULD BE SIGNED BY THE EMPLOYEE AND RETURNED TO THE SENIOR VICE PRESIDENT OF HUMAN RESOURCES, TBC CORPORATION.

EMPLOYEES WHO NEED ASSISTANCE OR CONSULTATION PRIOR TO COMPLETING THIS CERTIFICATE OF COMPLIANCE SHOULD CONTACT THE PERSON LISTED IN SECTION XII OF THE CODE OR SHAREN SWARTZ NEUHARDT AT THOMPSON HINE LLP, AT (937) 443-6705 OR SHAREN.NEUHARDT@THOMPSONHINE.COM.